July 7, 2011

VIA EDGAR
Mr. Kevin L. Vaughn
Accounting Branch Chief
United States Securities and Exchange Commission
Washington D.C. 20549

Re:          Solar Energy Initiatives, Inc.
Form 10-K for the Fiscal Year Ended July 31, 2010
Filed November 15, 2010
File No. 333-148155

Dear Mr. Vaughn:

We are in receipt of your letter dated June 16, 2011.  We are in the process of reviewing your comments and intend to respond no later than July 13, 2011.

Please contact Stephen Fleming, our attorney, with any further comments.  Mr. Fleming can be reached at 516-833-5034.

Sincerely,

By:	/s/ Michael Dodak
Michael Dodak,
President and Interim Chief Financial Officer